Exhibit 99.1

News	VeriFone, Inc. 2099 Gateway Place, Suite 600 San Jose, CA, 95110 www.verifone.com

Investor Contact:
William Nettles - Director Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com

Editorial Contact:
Pete Bartolik
PR Manager
Tel: 508-283-4112
Email: pete_bartolik@verifone.com

VeriFone Appoints Former Mastercard CEO to Board of Directors Pete Hart Brings Decades of Payment Industry Experience

SAN JOSE, CA - May 30, 2006 - VeriFone Holdings, Inc. (NYSE: PAY), the world’s leading provider of electronic payment solutions, today announced the appointment of Alex W. (Pete) Hart to its Board of Directors, effective July 1, 2006. Mr. Hart served as President and CEO of Mastercard International (NYSE: MA) from 1988 to 1994. Concurrently, he also served as Chairman of the Board of Maestro International and was a member of the board of Europay International.

Mr. Hart was the founding Chairman of the Board of CIRRUS, former President and CEO of First Interstate Services Company, and former General Manager of the Card Services Group of First National Bank of Chicago.

Douglas G. Bergeron, Chairman and CEO of VeriFone, said:  “We are truly honored to have Pete Hart join our Board. His rich experience in the payment industry, specifically in the international markets, will bring great benefit to our rapidly expanding business.”

Mr. Hart currently is Chairman of Silicon Valley Bank, and also sits on the boards of Global Payments (NYSE: GPN), Fair Isaac, and a number of private companies.

Pete Hart is a graduate of Harvard University.

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About VeriFone Holdings, Inc. (www.verifone.com)

VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY), a global leader in secure electronic payment technologies, provides expertise, solutions and services for today with a migration strategy for tomorrow. VeriFone delivers solutions that add value to the point of sale, resulting in improved merchant retention and the generation of new sources of revenue for its partners and customers. VeriFone solutions are specifically designed to meet the needs of vertical markets including financial, retail, petroleum, government and healthcare.